Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement of Liminatus Pharma, Inc. on Form S-1 of our report dated April 15, 2025 relating to the financial statements of Iris Acquisition Corp. appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

New York, NY
July 25, 2025